Exhibit 21.1
SUBSIDIARIES OF THE COMPANY

NAME OF SUBSIDIARY	JURISDICTION OF INCORPORATION

Acorn Limited	Bermuda

Aspen (UK) Holdings Limited	United Kingdom

Aspen American Insurance Company	Texas

Aspen Australia Service Company Pty Ltd.	Australia

Aspen Bermuda Limited	Bermuda

Aspen Capital Management, Ltd	Bermuda

Aspen Cat Fund Limited	Bermuda

Aspen European Holdings Limited	United Kingdom

Aspen Insurance U.S. Services Inc.	Delaware

Aspen Insurance UK Limited	United Kingdom

Aspen Insurance UK Services Limited	United Kingdom

Aspen Managing Agency Limited	United Kingdom

Aspen Re America, Inc.	Delaware

Aspen Singapore Pte. Ltd.	Singapore

Aspen Specialty Insurance Company	North Dakota

Aspen Specialty Insurance Management, Inc.	Massachusetts

Aspen Specialty Insurance Solutions LLC	California

Aspen U.S. Holdings, Inc.	Delaware

Aspen UK Syndicate Services Limited	United Kingdom

Aspen Underwriting Limited	United Kingdom

Blue Waters Insurers, Corp.	Puerto Rico

Peregrine Reinsurance Ltd	Bermuda

Silverton Re Ltd.	Bermuda